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                                                              Exhibit 10(tt)


                              AGREEMENT BETWEEN
                            FEMMEPHARMA, INC. AND
                         K-V PHARMACEUTICAL COMPANY
                         --------------------------

         This Agreement is entered into as of the 18th day of April 2002 by and between FEMMEPHARMA, INC. ("FemmePharma"), 37 West Avenue, Suite 101, Wayne, Pennsylvania 19087, and K-V PHARMACEUTICAL COMPANY ("KV"), 2503 South Hanley Road, St. Louis, Missouri 63144.

         A. FemmePharma is the owner of certain technology and patent rights applicable to intravaginal products containing Danazol and vaginal anti-infective products.

         B. In the course of obtaining the regulatory approvals contemplated in this Agreement, and during the term of this Agreement, FemmePharma may develop certain inventions and other proprietary rights relating to the manufacture, use and sale of intravaginal products containing Danazol and vaginal anti-infective products and FemmePharma is willing to grant KV an exclusive license for the manufacture, use and sale of intravaginal products containing Danazol and vaginal anti-infective products, and KV desires to acquire the same from FemmePharma.

         Therefore, in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FemmePharma and KV, intending to be legally bound, agree as follows:

1.       DEFINITIONS.
         -----------

         As used herein, capitalized terms shall have the respective meanings set forth below.

         "Act" means the United States Federal Food, Drug, and Cosmetic Act,
          ---
as amended, and rules and regulations thereunder.

         "Affiliate" of a Person means a Person that directly, or indirectly
          ---------
through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise. In the case of a corporation or other entity "control" shall be presumed to exist by, among other things, the direct or indirect ownership of more than fifty percent (50%) in voting power of its outstanding voting stock, or other voting rights.

         "Anti-infective Product" means any product used for the treatment
          ----------------------
of candidiasis, bacterial vaginosis or trichomoniasis, whether such conditions are described by such terms or any other terminology.


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         "Claim" means any and all liabilities, damages, losses,
          -----
settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and expenses).

         "Commercially Reasonable" shall mean reasonable efforts and
          -----------------------
diligence in developing and commercializing a Product in accordance with a party's business, legal, medical and scientific judgment, such reasonable efforts and diligence to be no less than the efforts and resources the party would use for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound, the regulatory structure involved, the profitability of the applicable products, and other relevant factors including, without limitation, technical, legal, scientific or medical factors.

         "Confidential Information" is defined in Section 12.1.
          ------------------------

         "Danazol" has the meaning ascribed thereto in The Merck Index, 12th
          -------
Edition (1996, 1997).

         "Danazol Product" is defined under the definition of KV Product.
          ---------------

         "DMF" means the Drug Master File, as defined at 21 C.F.R. Section
          ---
314.420, for any Product or any manufacturing facility of KV at which a Product is manufactured.

         "Existing Patent" means any issued patent which falls within (a) or
          ---------------
(b) of the definition of Patent Rights.

         "Fair Market Value" means the cash consideration which the selling
          -----------------
party would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of transaction.

         "FDA" means the United States Food and Drug Administration.
          ---

         "FemmePharma Improvements" means any Technology discovered,
          ------------------------
developed or otherwise owned, acquired or controlled by FemmePharma or its Affilitates before or during the Term (except as covered by the Existing Patents).

         "FemmePharma Indemnitee" means FemmePharma and its Affiliates and
          ----------------------
their directors, officers, employees, agents, professional consultants, successors and assigns.

         "FemmePharma Product(s)" means all products other than KV Products.
          ----------------------

         "FemmePharma Technology" means all Technology owned or controlled
          ----------------------
by FemmePharma or its Affiliates before or during the Term.

         "FemmePharma Territory" is defined in Section 2.1(b)(i).
          ---------------------

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         "Gross Profit" means Net Sales minus cost of goods sold (calculated
          ------------
in accordance with generally accepted accounting principles).

         "IND" means an Investigational New Drug submission under the Act or
          ---
any equivalent submission in other countries within the Territory.

         "Initial Product" means the first Danazol Product that meets the
          ---------------
Initial Product Criteria and on which an NDA is contemplated to be obtained under this Agreement.

         "Initial Product Criteria" means the criteria for the Initial
          ------------------------
Product set forth in Appendix A.
                     ----------

         "Initial Sale" and "Initial Sale Date" are defined in Section 4.2(b).
          ------------       -----------------

         "KV Improvement" means any Technology relating to a Danazol Product
          --------------
discovered, developed, owned, acquired or controlled by KV or its Affiliates during the Term.

         "KV Improvement Notice" is defined in Section 2.1(b)(i).
          ---------------------

         "KV Improvement Product" is defined in Section 2.1(b)(i).
          ----------------------

         "KV Indemnitee" means KV and its Affiliates and their directors,
          -------------
officers, employees, agents, professional consultants, successors and assigns.

         "KV Product" means any: (i) intravaginally administered product
          ----------
containing Danazol or any analogue, salt, ester, prodrug, isomer, derivative or metabolite of Danazol (a "Danazol Product"), and (ii) Anti-infective
                            -----------------
Product.

         "Marketing Year" means the period from the Initial Sale Date
          --------------
through the 12 month period commencing on the first day of the calendar month following the Initial Sale Date and each 12 month period thereafter.

         "NDA" means a New Drug Application filed with the FDA seeking
          ---
permission to market the applicable product in interstate commerce in the United States which meets the requirements of the Act or any equivalent application made in any country in the Territory.

         "Net Sales" means the gross amount (including the Fair Market Value
          ---------
of any non-cash consideration) invoiced by KV and its Affiliates for sales of KV Products to third parties (excluding sales to Affiliates and sublicensees), less uncollected accounts receivable (charged off in accordance with KV's normal charge-off policies) and qualifying costs directly attributable to such sales and actually identified on the invoice or otherwise contractually borne by KV or its Affiliates. Such qualifying costs shall be limited to the following:

                  (i) Discounts, rebates, chargebacks, reimbursements, allowances, adjustments and third party administrative fees, in amounts customary in the trade, for quantity


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         purchases and prompt payments, for wholesalers, distributors and retailers, and for governmental agencies and managed care providers;

                  (ii) Credits, adjustments, allowances and refunds, not exceeding the original invoice amount, for claims, rejections, recalls and returns;

                  (iii) Prepaid outbound or return transportation, packaging, handling and warehousing expenses and transportation insurance premiums;

                  (iv) Sales, use and excise taxes, tariffs, duties, surcharges and other fees imposed by a government or governmental agency; and

                  (v) Retroactive price reductions and shelf stock adjustments.

Components of Net Sales shall be determined using the accrual method of accounting in accordance with generally accepted accounting principles applied in a manner consistent with a party's customary practices.

         "Non-serious adverse event" has the meaning set forth in Section 10.6.
          -------------------------

         "Patent Assignment" is defined in Section 2.8(a).
          -----------------

         "Patent Rights" means: (a) U.S. Patent No. 5,993,856, issued
          -------------
November 30, 1999, entitled "PHARMACEUTICAL PREPARATIONS AND METHODS FOR THEIR ADMINISTRATION", (b) U.S. Patent Application No. 09/355,213, filed 7/23/99, entitled "PHARMACEUTICAL PREPARATIONS AND METHODS FOR THEIR REGIONAL ADMINISTRATION," and (c) all patents and patent applications having one or more claims covering any KV Product or the preparation or use of any KV Product owned or controlled by FemmePharma or its Affiliates in the present or in the future and filed or having legal force in any country in the Territory. Each of the foregoing shall include any and all patents and patent applications in the world corresponding to the foregoing patents and patent applications, including but not limited to any and all equivalents, provisional applications (including but not limited to U.S. Provisional Application No. 60/036,727, filed January 24, 1997, and U.S. Provisional Application No. 60/052,578, filed July 15, 1997), non-provisional applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, international applications, national phase applications, regional phase applications, registrations, confirmations, renewals, petty patent applications, and utility model applications, that may be filed in the United States and every foreign country, and the patents, extensions (including, without limitation, patent term extensions and supplementary protection certificates), counterparts or derivations thereof, both foreign and domestic, that may issue thereon having one or more claims covering any KV Product or the preparation or use of any KV Product.

         "Person" means any individual, partnership, corporation, limited
          ------
liability company, firm, association, unincorporated organization, joint venture, trust or other entity.

         "Phase II Studies" is defined in Section 2.2.
          ----------------

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         "Phase III Studies" is defined in Section 2.2.
          -----------------

         "Serious adverse event" has the meaning set forth in Section 10.6.
          ---------------------

         "Specifications" means all manufacturing and quality control and
          --------------
assurance procedures, processes, practices, standards, instructions and specifications applicable to the manufacture and packaging of any KV Product, including (but not limited to) the Initial Product Criteria, as the same shall be amended to meet applicable regulatory requirements, and as included in an approved NDA for the KV Product, as amended from time to time.

         "Stock Purchase Agreement" means the Stock Purchase Agreement
          ------------------------
entered into between FemmePharma and KV contemporaneously with this Agreement.

         "Technology" means public and nonpublic technical or other
          ----------
information, trade secrets, know-how, processes, formulations, concepts, ideas, preclinical, clinical, pharmacological or other data and testing results, all experimental or test methods, laboratory notebooks, results, assays, descriptions, all scientific plans, depictions, inventions, processes, manufacturing methods, physical and analytical safety, testing and quality control data and results, customer lists, marketing information, sales information, and any other written, printed or electronically stored information and materials and any and all other intellectual property, including Patent Rights, of any nature whatsoever; in each case as and to the extent, but only as and to the extent, the same relates to a KV Product.

         "Term" is defined in Section 8.1.
          ----

         "Territory" means the countries and other geographic areas set
          ---------
forth in Appendix B.
         ----------

         "Third Party(ies)" means any Person other than FemmePharma or any
          ----------------
Affiliate of FemmePharma.

         "Time and Events Schedule" is defined in Section 2.2.
          ------------------------

         "Trademark" means the trademark PARDEL(TM).
          ---------

2.       LICENSE; CLINICALS; REGULATORY APPROVAL.
         ---------------------------------------

         2.1. Grant of Licenses; Use of Trademarks.
              ------------------------------------

              (a) FemmePharma Grant of License.
                  ----------------------------

                  (i) Subject to the terms and conditions of this Agreement, FemmePharma hereby grants to KV the exclusive right, license, with a right to sublicense as provided in this Agreement, and privilege to use the Patent Rights and FemmePharma Technology in the Territory to make, have made, import, use, offer for sale, sell, market,

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distribute, reproduce and otherwise exploit the KV Products, but not the
FemmePharma Products.

                  (ii) FemmePharma expressly retains all rights to the Patent Rights and FemmePharma Technology, except to the extent explicitly granted to KV herein.

                  (iii) FemmePharma hereby grants to KV the right to license or sublicense the Patent Rights and FemmePharma Technology relating to the KV Products, but not the FemmePharma Products, to any Affiliates of KV and any third party in connection with the performance of KV's rights, license, privileges and obligations under this Agreement, provided that:

                        (A) No license or sublicense shall in any way diminish, reduce or eliminate any of KV's obligations to FemmePharma under this Agreement and KV shall remain primarily liable for such obligations;

                        (B) KV shall obtain FemmePharma's prior written approval of the license, sublicense or assignment of KV's rights and obligations hereunder to TAP Pharmaceutical Products Inc., AstraZeneca PLC, Pharmacia Corporation or Sanofi-Synthelabo Inc., or any Affiliate of any such entity, which approval shall not be unreasonably withheld; and

                        (C) All obligations of KV to FemmePharma under this Agreement shall be binding upon the licensee or sub-licensee as if the licensee or sub-licensee was a party to this Agreement, and the licensee or sub-licensee shall undertake in writing to perform all obligations to FemmePharma under this Agreement relevant to the rights and obligations assigned to and to be performed by such licensee or sub-licensee.

              (b) KV Grant of License to KV Improvements.
                  --------------------------------------

                  (i) KV shall notify FemmePharma promptly in writing (a "KV Improvement Notice") of any KV Improvement which KV plans to commercialize (or which KV plans to incorporate in a Danazol Product to be commercialized) in the Territory (a "KV Improvement Product"). Upon the reasonable request of FemmePharma, KV shall also disclose such additional detailed data and information as may be relevant to the evaluation and understanding by FemmePharma of such KV Improvement Product; provided, however, that KV shall not be obligated to disclose its confidential proprietary technology or information until such time as FemmePharma determines that it wishes to market the KV Improvement Product. Further, any such disclosures by KV shall be subject to Section 12 of this Agreement. Subject to the terms and conditions of this Section 2.1(b), KV hereby grants to FemmePharma an exclusive license (even as to KV) to import, use, offer for sale and sell any KV Improvement Product in each country outside the Territory in which FemmePharma is selling a Danazol Product or has substantive plans to sell a Danazol Product as of the date of the KV Improvement Notice and, in the case of such FemmePharma plans, thereafter commences the sale of a Danazol Product within 12 months of the later of:
(A) the Initial Sale Date, or (B) the date of the KV Improvement Notice, or such later date as is not more than six months after the commencement of the sale of the Danazol Product in any country which has required the completion of

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additional clinical studies to obtain regulatory approval of and sell the
Danazol Product therein, provided FemmePharma or its licensee is continuing to use Commercially Reasonable efforts to obtain regulatory approval and commence the sale of the Danazol Product therein (the "FemmePharma Territory"). Notwithstanding the foregoing, any usage by FemmePharma of a KV Improvement Product in the FemmePharma Territory shall be solely at the election of FemmePharma. If FemmePharma proposes to sell any KV Improvement Product in the FemmePharma Territory, directly or through its licensee(s) in any country in the FemmePharma Territory, the parties shall use their mutual reasonable good faith efforts to negotiate and execute a license agreement which contains commercially reasonable terms and conditions for the marketing, sale and distribution of the KV Improvement Product by FemmePharma and/or its licensees in the FemmePharma Territory; provided, however, that it is recognized and agreed that KV cannot represent or warrant that a KV Improvement Product will be approvable by regulatory authorities in any other country or otherwise saleable outside the Territory, notwithstanding that it can be sold by KV in the Territory, and it shall be FemmePharma's responsibility to assure compliance with applicable regulatory and other requirements with respect to any such sales or proposed sales.

                  (ii) It is expressly understood and agreed to by the parties that upon the incorporation of a KV Improvement into a Danazol Product sold in the Territory by KV or any Affiliate, licensee or sublicensee of KV (pursuant to a license or sublicense from KV or its Affiliate), such KV Improvement will be considered part of the Danazol Product for purposes of the calculation of the royalties payable by KV to FemmePharma on Net Sales of the Danazol Product under Section 4.2(d)(i).

                  (iii) KV shall have the right to market and sell any KV Improvement Product in any country outside both the Territory and the FemmePharma Territory. In the event KV markets and sells a KV Improvement Product outside the Territory itself or through its Affiliate, KV will pay FemmePharma a royalty equal to 5% of its Net Sales thereof outside the Territory. If KV or its Affiliate markets and sells a KV Improvement Product outside the Territory through a licensee or sublicensee, then KV shall pay FemmePharma a percentage of amounts received by KV with respect to the KV Improvement Product, calculated in the same manner as provided in the last sentence of Section 4.2(g)(i) with respect to Anti-Infective Products.

              (c) License of Trademark.
                  --------------------

                  (i) Subject to the terms and conditions of this Agreement, FemmePharma hereby grants to KV the perpetual fully-paid exclusive right and license to use and sublicense the Trademark and goodwill associated therewith in connection with the manufacture, use or sale of any KV Product in the Territory. Subject to the limited right of use granted in this Section, all title to and ownership of the Trademark shall remain with FemmePharma.

                  (ii) Notwithstanding the provisions of Section (i) above or any other provision of this Agreement, KV shall have no obligation to use or display the Trademark in connection with the manufacture, use, offer for sale, import or sale of any KV Product and

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FemmePharma shall have no interest or rights in any trademarks or other marks used by KV in connection with the sale of any KV Product.

                  (iii) Any use or display of the Trademark by KV shall be in or consistent with the form, if any, provided by FemmePharma, and KV shall fully comply with all reasonable guidelines, if any, communicated by FemmePharma concerning the use of the Trademark.

                  (iv) KV shall not utilize the Trademark in any manner that could reasonably be expected to have a material adverse effect upon the goodwill of FemmePharma associated with the Trademark.

         2.2. Initial Product Completion and Approval. Upon the execution of
              ---------------------------------------
this Agreement FemmePharma agrees, according to the Time and Events Schedule set forth in Appendix C (the "Time and Events Schedule"), but subject to
             ----------
such delays as are caused by changes in the requirements of the FDA applicable to the clinical studies or other requirements for obtaining FDA approval of the Initial Product, but in any event in each case not later than 90 days following the respective dates for each event set forth in the Time and Events Schedule:

              (a) Phase II Studies. That FemmePharma has obtained an approved IND and shall promptly commence and obtain completed Phase II Studies of the Initial Product according to the protocol, clinical plan and clinicians set forth in Appendix D, as the same may be amended upon mutual
                        ----------
agreement of the parties as and to the extent necessary to obtain regulatory approval of the Initial Product. During the period during which such studies are being conducted, KV shall have the right to visit, upon one business day's notice to FemmePharma, the clinical study sites which are participating therein and to review and discuss the work records and the progress and results of the studies with the clinicians involved in the studies. FemmePharma also agrees to provide KV with copies of any reports or correspondence with such clinical study sites and clinicians relating to the conduct of the studies or results thereof. FemmePharma shall obtain and provide KV with a full written report of the Phase II Studies, including the results and conclusions thereof, and three original copies of the full and final written clinical report and statistical analysis of the Phase II Studies, addressed to KV. If the results of the Phase II Studies do not meet the parameters set forth in Appendix A and Appendix D, KV shall have the
                            ----------     ----------
right to terminate this Agreement with respect to the Danazol Product and thereupon KV shall have no further rights or obligations under this Agreement with respect to the Danazol Product (which termination shall not affect the remaining rights and obligations of the parties hereunder with respect to the anti-infective products) upon written notice of such termination to FemmePharma at any time within the 30 day period immediately succeeding the delivery to KV of the final Phase II clinical report. For these purposes, "Phase II Studies" shall mean a clinical study comprising patients with endometriosis to whom the Initial Product is administered in order to preliminarily assess the effectiveness of the Initial Product for endometriosis, the optimal dose thereof and regimen therefor, and the side effects associated with the Initial Product, all as further described in the meeting minutes delivered from the FDA to FemmePharma and in related regulatory documents, as the same shall be attached as part of Appendix D to
                                                               ----------
this Agreement.

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              (b) Phase III Studies. If KV has not given notice of its
intention to terminate this Agreement within the 30 day period contemplated in Section 2.2(a), that FemmePharma will commence and obtain Phase III Studies of the Initial Product (subject to the receipt of an adequate supply of Initial Product from KV to conduct the Phase III Studies, in accordance with the second sentence of Section 3.1) according to the protocol, clinical plan and clinicians set forth in Appendix E, as the same may be amended upon
                                 ----------
mutual agreement of the parties as and to the extent necessary to obtain regulatory approval of the Initial Product, which Phase III Studies shall be sufficient to obtain FDA approval of an NDA for the Initial Product.

              During the period during which such studies are being conducted, KV shall have the right to visit, upon one business day's notice to FemmePharma and only to the extent permitted under applicable FDA regulations, the clinical study sites which are participating therein and to review and discuss the work records and the progress and results of the studies with the clinicians involved in the studies.

              FemmePharma also agrees to provide KV with copies of any reports or correspondence with such clinical study sites and clinicians relating to the conduct of the studies or results thereof. FemmePharma shall obtain and provide KV with a full and final written clinical report and statistical analysis of the Phase III Studies, including the results and conclusions thereof, and three original copies of the final Phase III clinical report, addressed to KV. For these purposes, "Phase III Studies" shall mean a series of expanded controlled and uncontrolled, pivotal, multi-center (generally) clinical studies after adequate completion of Phase II Studies, comprising patients with endometriosis, to whom the Initial Product is administered in order to obtain sufficient efficacy and safety data to support regulatory submissions and labeling of the Initial Product.

              If the results of the Phase III Studies do not meet the parameters set forth in Appendix A and Appendix E, KV shall have the right
                        ----------     ----------
to terminate this Agreement with respect to the Danazol Product and thereupon KV shall have no further rights or obligations under this Agreement with respect to the Danazol Product (which termination shall not affect the remaining rights and obligations of the parties hereunder with respect to the anti-infective products) upon written notice of such termination to FemmePharma at any time within the 30 day period immediately succeeding the delivery to KV of the final Phase III clinical report.

              (c) NDA. If KV has not given notice of its intention to terminate this Agreement with respect to the Danazol Product within the 30 day period contemplated in Section 2.2(b), that FemmePharma will use its commercially reasonable efforts to prepare and file an NDA for the Initial Product with the FDA within 150 days following the completion of the Phase III Studies, plus such additional time as is approved by KV as a result of unforeseen delays, which approval shall not be unreasonably withheld, and thereafter will use its reasonable commercial efforts to obtain FDA approval thereof; provided, however, that FemmePharma shall not be in breach of this Section 2.2(c) by reason of, and for the period of, any delay by FemmePharma in filing or obtaining approval of an NDA arising from: (i) a delay by KV in providing information for or otherwise taking any action required to be taken by KV in connection with KV or its Affiliate or their designee being named as the manufacturer and/or distributor of the Initial Product therein, or (ii) the inability of KV or its designee to qualify to be

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named as the manufacturer of the Initial Product in the NDA or a failure of
KV to pay any amounts payable under Sections 2.4 or 2.5 hereof.

              Upon receipt of FDA approval of an NDA for the Initial Product and payment of the amounts payable by KV to FemmePharma under Sections 4.2(a) and (b), FemmePharma will transfer the ownership of the NDA to KV. Notwithstanding the foregoing, however, from and after the termination of this Agreement by reason of the breach of this Agreement by KV, all right, title and interest in the NDA will be transferred to and vested solely in FemmePharma, and KV hereby assigns to FemmePharma all right, title and interest in the NDA effective as of such termination.

              (d) Costs. That, except as set forth in Sections 2.4 and
2.5 or otherwise expressly agreed to by KV, FemmePharma will pay the cost of obtaining the Phase II Studies and the Phase III Studies for the Initial Product and filing and obtaining approval of an NDA for the Initial Product, including (but not limited to) the cost of any required clinical batches of the Initial Product required for the conduct of the Phase II Studies.

              (e) KV Completion, Termination. If FemmePharma does not proceed according to the "Time and Events Schedule" set forth in Appendix C,
                                                                 ----------
other than by reason of:

                  (i) such delays as are caused by changes in the requirements of the FDA applicable to the clinical studies or other requirements for obtaining FDA approval of the Initial Product, but in any event in each case not later than 90 days following the respective dates for each event set forth in the Time and Events Schedule with respect to the Initial Product; or

                  (ii) any delay or failure by KV to pay any amount payable to FemmePharma under this Agreement or the Stock Purchase Agreement, to provide adequate supplies of the Initial Product for completion of Phase III Studies, to provide such information and otherwise take such steps as are necessary to qualify itself or its Affiliate or designee as the manufacturer of the Initial Product under the NDA therefor, or to otherwise perform in accordance with this Agreement, then, in addition to any other remedies available to KV therefor, KV shall have the right, in its sole discretion upon written notice to FemmePharma, to proceed therewith on behalf of FemmePharma. If KV does so, each of the royalties payable by KV under Section 4.2(d)(i) shall be reduced by 2% (e.g. from 8% to 6%), and any commercially reasonable out-of-pocket funds paid by KV therefor shall be repaid to KV by FemmePharma with interest thereon, calculated monthly at the representative prime rate of interest published from time to time in the Wall Street Journal, plus 3%, from: (A) amounts otherwise payable to FemmePharma by KV under this Agreement (with any deduction being applied first to the payment of accrued interest) and (B) if necessary, under the Stock Purchase Agreement; provided, however, that if any funds otherwise to be invested by KV in FemmePharma under the Stock Purchase Agreement are used for this purpose, the same shall be credited against the payment otherwise due under the Stock Purchase Agreement and shall not reduce the number of shares of FemmePharma Preferred Stock otherwise receivable by KV therefor under the Stock Purchase Agreement.

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         2.3. Reporting. No later than the 15th day after the end of each
              ---------
month (or the next business day if the 15th day is not a business day) prior to the completion of the clinical studies contemplated to be obtained by
Section 2.2 and approval of an NDA for the Initial Product, FemmePharma agrees to submit to KV a written progress report detailing the work done by FemmePharma and progress and results of any clinical studies and regulatory applications during the prior month, including a review of compliance with the Time and Events Schedule. In addition, FemmePharma shall be available to consult with KV via telephone at any time during normal business hours during the clinical studies and regulatory approval period regarding the progress thereof.

         2.4. Validation. KV shall be responsible, at its expense, for all
              ----------
process validation and analytical method development and validation necessary for the manufacture and sale of any KV Product by KV and/or its Affiliate(s), licensees, sublicensee(s) or subcontractor(s).

         2.5. Other Regulatory Approvals.
              --------------------------

              (a) KV will be responsible for making all applications and obtaining all regulatory approvals necessary to the manufacture, importation, use and sale of any KV Product in any country in the Territory outside the United States in which KV or its Affiliates or their sublicensees expects to manufacture, import, use or sell any KV Product. FemmePharma will assist KV and its Affiliates and their sublicensees to the extent reasonably necessary in making such applications or obtaining such approvals, including the filing (where applicable) of separate applications or other filings, including patent applications, if reasonably necessary to obtain available patent protection and/or approval and to implement the manufacture, importation, use and sale of any KV Product in the Territory.

              (b) KV shall be responsible for filing and maintaining all documentation and other information required by any state, territory or possession (including Puerto Rico) of the United States for the purpose of listing any KV Product on each such state's or territory's or possession's formulary, and obtaining such other approvals as may be necessary to market any KV Product in each state, territory or possession.

         2.6. Commercialization.
              -----------------

              (a) KV agrees to cause the initial commercial introduction and sale of the Initial Product to occur in the United States, directly or through its Affiliate(s), promptly upon FDA approval of an NDA for the Initial Product, and thereafter to use its Commercially Reasonable efforts to market the Initial Product in the Territory and otherwise to continue or cause the continuation of the active marketing, promotion and sale of the Initial Product during the term of this Agreement. KV agrees to position and promote the Initial Product, through a minimum sales force of 150 representatives, with the same or greater level of diligence, marketing, sales effort and promotion as it would apply to other similar new products marketed by KV, both upon initial market introduction and thereafter. In addition, KV agrees to use its Commercially Reasonable efforts, subsequent to the Initial Sale, to market, sell and promote the Initial Product, directly or through sublicensees, in all other countries in the Territory, it being understood that KV's commitment to do so is a material element of this Agreement.

              (b) (i)   KV hereby grants FemmePharma a non-exclusive right
to co-promote the Initial Product to reproductive endocrinologists in the United States and its territories and possessions (including Puerto Rico). FemmePharma agrees to position and promote the Initial Product to reproductive endocrinologists through a minimum sales force of 10 representatives. FemmePharma shall have the right to determine whether or not to market and sell the Initial Product to reproductive endocrinologists hereunder; provided, however, that FemmePharma shall give KV notice of its determination to co-promote or not to co-promote the Initial Product to reproductive endocrinologists within 180 days after the filing of an NDA for the Initial Product. If FemmePharma gives KV such notice that it will not co-promote the Initial Product or fails to give KV notice that it will co-promote the Initial Product to reproductive endocrinologists hereunder, FemmePharma's right to co-promote the Initial Product to reproductive endocrinologists under this Agreement shall terminate and be of no further force or effect. If FemmePharma co-promotes the Initial Product to reproductive endocrinologists hereunder, FemmePharma shall use Commercially Reasonable efforts to market, sell and promote the Initial Product to reproductive endocrinologists with not less than the above number of FemmePharma's own representatives, who shall be provided product information and trained on the attributes of and sale of the Initial Product by FemmePharma, as necessary to achieve full coverage of the reproductive endocrinologist specialty in the United States.

                  (ii) If FemmePharma gives KV notice of its election to co-promote the Initial Product to reproductive endocrinologists hereunder, then prior to the Initial Sale Date of the Initial Product, KV and FemmePharma will negotiate and execute a co-promotion agreement, upon commercially reasonable terms, which includes the provisions of this Section 2.6(b) and otherwise sets forth in further detail the parties' respective rights and obligations regarding such co-promotion activities, including, without limitation, the terms upon which prescriptions written by reproductive endocrinologists will be detailed and determined for the purpose of this Section 2.6(b).

                  (iii) All promotional materials and messages utilized by FemmePharma in connection with the marketing, promotion, sale or distribution of the Initial Product shall be consistent with any such materials used by KV and with applicable legal requirements and otherwise shall be subject to the prior written approval of KV. In addition, FemmePharma shall provide reasonable advance notice to KV of all communications provided to FemmePharma's sales representatives for the positioning, promotion or selling messages for the Products for KV's review and approval. FemmePharma shall also distribute, and shall purchase from KV its requirements of, samples of the Initial Product.

                  (iv)  If and when FemmePharma co-promotes the
Initial Product, KV will pay FemmePharma 50% of KV's Gross Profit on prescriptions written for the Initial Product by reproductive endocrinologists. For such purposes, the amount due and payable to FemmePharma shall be calculated by dividing the number of prescriptions written by reproductive endocrinologists during each calendar quarter by the total number of prescriptions written for the Initial Product during the quarter (as such information is reported by IMS, NDC, Scott Levin or a similar reporting service selected by KV and agreed to by FemmePharma, which agreement shall not be unreasonably withheld) and multiplying the percentage so obtained by

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

KV's total Gross Profit on Net Sales of the Initial Product for the quarter. Payment of the amount so determined shall be made to FemmePharma not later than 30 days after the date that the data becomes available from IMS, NDC, Scott Levin or such other service with respect to each calendar quarter, accompanied by a report showing the calculation thereof.

              (c) During the Term, except for the sale of any Danazol Product hereunder, neither KV nor any of its Affiliates, licensees or sublicensees shall, without the prior written consent of FemmePharma, make, have made, import, use, offer for sale or sell any product delivered via intravaginal administration for the treatment of endometriosis. Further, during the Term, neither KV nor any of its Affiliates, licensees or sublicensees shall, without the prior written consent of FemmePharma, knowingly participate as a material investor or equity owner in any other entity that makes, has made, imports, uses, offers for sale or sells any product delivered via intravaginal administration for the treatment of endometriosis; provided, however, that the foregoing shall be inapplicable where a product is acquired as a result of a merger or similar reorganization or the purchase of all or substantially all of the assets of a business and the product accounts for less than 10% of the total revenues of the business. It is expressly understood and agreed to by the parties that any Danazol Product into which a KV Improvement is incorporated will continue to constitute a Danazol Product for purposes of Section 4.2(d)(i) and to bear a royalty payable to FemmePharma thereunder, subject to the terms and conditions of this Agreement.

         2.7. Anti-infective Products Completion and Approval. KV shall be
              -----------------------------------------------
responsible, in its sole discretion, for developing, obtaining FDA approval of, and for the marketing and sale of any Anti-infective Product(s) hereunder. Notwithstanding the foregoing, however, if KV fails to either commence, or to file for regulatory approval of, the commercial sale in the United States of an Anti-infective Product covered by the license granted to KV by FemmePharma under Section 2.1(a)(i) within five years from the date of this Agreement, all rights of KV to manufacture, use and sell Anti-infective Products under the Patent Rights and the FemmePharma Technology shall cease and be of no further force or effect under this Agreement and shall thereupon automatically and fully revert to and be owned by FemmePharma.

         2.8. Assignment and License of Patent Rights Subsequent to Initial
              -------------------------------------------------------------
Sale Date.
---------

              (a) Within five (5) days of receipt of written notice of
the Initial Sale Date, FemmePharma shall assign, transfer and convey to KV joint and undivided right, title and interest in all Patent Rights, as set forth in the Assignment in Exhibit 1 (the "Patent Assignment"). KV shall
                           ---------
record the Patent Assignment within thirty (30) days after receipt thereof. However, the Patent Assignment and KV's ownership interest in the Patent Rights shall terminate and KV shall transfer and assign its ownership interest in the Patent Rights back to FemmePharma (the "Reversionary Patent Assignment") in accordance with the Assignment in Exhibit 2 if the Patent
                                                  ---------
Assignment has occurred and this Agreement thereafter terminates with respect to the Danazol Product for reasons other than termination by KV under Section 8.4 or 8.5. For purposes of clarity, this Agreement, to the extent it pertains to Anti-infective Products, shall thereafter continue in effect.

              (b) Subsequent to the Patent Assignment contemplated by subsection (a), KV agrees not to amend or modify the Patent Rights without the prior written approval of FemmePharma, which approval shall not be unreasonably withheld with respect to any amendment or modification which relates to the KV Products.

              (c) KV Grant of Patent License. Subject to the terms and
                  --------------------------
conditions of this Agreement, upon execution of the Patent Assignment, KV hereby grants to FemmePharma the exclusive right, license, with the right to sublicense, and privilege under the Patent Rights to make, have made, import, use, offer for sale, sell, market, distribute, reproduce and otherwise exploit any product inside or outside the Territory, except for the KV Products in the Territory; provided that: (i) any rights granted with respect to KV Improvements are subject to Section 2.1(b), and (ii) no license or sublicense by FemmePharma shall in any way diminish, reduce or eliminate any of KV's rights under this Agreement.

3.       INITIAL PRODUCT MANUFACTURE; TECHNICAL ASSISTANCE.
         -------------------------------------------------

         3.1. (a) FemmePharma shall, at its cost and expense except as otherwise provided in this Agreement, manufacture or cause the manufacture of (i) the Initial Product for the Phase II Studies, and (ii) any product containing Danazol for marketing and sale by FemmePharma outside the Territory.

              (b) KV shall, at its cost and expense except as otherwise provided in this Agreement, manufacture or cause the manufacture of (i) the Initial Product for the Phase III Studies in accordance with the Specifications therefor provided to KV by FemmePharma and (ii) any KV Product for marketing and sale in the Territory under the licenses granted to KV hereunder and the NDA.

              (c) KV or its designee (for whose performance in accordance with the terms and conditions of this Agreement KV shall be responsible) shall be named as the manufacturer of the Initial Product (or any other Danazol Product) in the NDA filed therefor, and upon approval of the NDA, upon the written request of FemmePharma, the NDA will be amended so as to add FemmePharma or its mutually agreed designee (for whose performance in accordance with the terms and conditions of this Agreement FemmePharma shall be responsible) as an additional manufacturer of the Initial Product (or other Danazol Product) under the NDA.

              (d) In connection with the manufacture of the Initial
Product (or any other KV Product) by KV, as provided hereunder, FemmePharma agrees to provide such technical and other assistance as is required by KV to commence the manufacture and validation and testing thereof and to provide KV with the specifications for and source of the applicator for the Initial Product (or any other KV Product) for use by KV.

              (e) If the parties agree at any time after the date hereof to have KV manufacture any or all of the requirements of FemmePharma or its licensees or sublicensees of any Danazol Product for marketing and sale outside the Territory (which requirements may be general or on a product-by-product and/or country-by-country basis), then the parties will use their mutual good faith efforts to execute a supply agreement on commercially reasonable terms, which supply agreement will provide for the purchase of such manufactured products by FemmePharma and/or its licensees or sublicensees from KV and shall set forth in detail the parties' respective rights and obligations regarding such product manufacturing.

              (f) KV agrees to pay FemmePharma 5% of the Gross Profit of KV on such sales of Danazol Product by KV to FemmePharma or its licensees or sublicensees which is resold outside the Territory.

              (g) Any manufacture of KV Products by KV shall be conducted in accordance with applicable regulatory requirements (cGMP) and the Specifications.

              (h) In connection with the manufacture of the Initial
Product (or any other Danazol Product) by FemmePharma or its other licensees or sublicensees for marketing, use, sale or distribution outside the Territory, KV agrees to provide such technical and other assistance as is reasonably required by FemmePharma or its other licensees or sublicensees to commence the manufacture, validation and testing thereof in connection with the manufacture, use and sale of the Danazol Product by FemmePharma and its other licensees or sublicensees outside the Territory (which shall be subject to the provisions of Section 12 or comparable confidentiality provisions and shall include the right of FemmePharma to have up to two of its employees visit KV's manufacturing facilities used for the manufacture of the Initial Product for up to five working days once a year during the three year period following the approval of an NDA for the Initial Product, without charge), provided FemmePharma otherwise agrees, or such licensees or sublicensees agree, to pay KV's standard hourly charges and related out-of-pocket expenses in connection with its providing such assistance. Such assistance by KV shall include providing such access to data and documents as is provided under Appendix F.
                               ----------

         3.2. (a) FemmePharma agrees to deliver the FemmePharma Technology to KV pursuant to the licenses granted in Section 2.1 above and subject to the terms and conditions of this Agreement. Such information will include, without limitation, any specific information on the machinery and equipment necessary to manufacture any KV Product.

              (b) FemmePharma also agrees to deliver to KV pursuant to such license, as it is developed or otherwise becomes known, all other FemmePharma Technology relating to the formulation, manufacture, testing, packaging, storage, shipment, use, sale or distribution of any KV Product or other products which use the FemmePharma Technology that becomes known or is developed by FemmePharma during the term of this Agreement that could improve the process of, or reduce the cost of, the formulation, manufacture, testing, packaging, storage, shipment, use, sale or distribution of any KV Product.

              (c) In addition, FemmePharma will provide KV with complete original copies of any studies performed or obtained by FemmePharma with respect to any KV Product or the FemmePharma Technology for KV's use.

              (d) FemmePharma also agrees to make its executive, scientific and other appropriate personnel available to KV from time to time during the term of this Agreement to review, explain and discuss any of the foregoing with KV personnel.

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

              (e) The parties also agree to make available to each other any medical, toxicological, pharmacological, pre-clinical, clinical, adverse reaction reports and processes for manufacture, that are developed by the respective parties relating to KV Products during the Term.

              (f) Such information shall be treated as the Confidential Information of the disclosing party for purposes of Article 12 of this Agreement.

              (g) In addition, each of KV and FemmePharma agree to use reasonable efforts to cause any license or sublicense agreement entered into with a third party regarding the development, manufacture or commercialization of any Danazol Product to contain a provision providing for, upon KV's request in the case of a license or sublicense by FemmePharma and upon FemmePharma's request in the case of a license or sublicense by KV, any medical, toxicological, pharmacological, pre-clinical, clinical, adverse reaction reports and processes for manufacture (which shall not require KV to disclose its proprietary technologies which are applicable to any KV Improvement), that are developed by the licensee or sublicensee relating to Danazol Products during the term of this Agreement.

4.       PAYMENTS TO FEMMEPHARMA BY KV.
         -----------------------------

         4.1. Payment for Trademark License. In consideration for the
              -----------------------------
exclusive right and license to use and sublicense the Trademark under
Section 2.1(c), KV agrees to pay FemmePharma $2,000,000. Payment therefor shall be made and shall be subject to and payable only upon the prior satisfaction of the following conditions: (a) $1,000,000 shall be payable upon the execution of this Agreement; and (b) $1,000,000 shall be payable at and subject to the completion of the Second Closing under the Stock Purchase Agreement and the prior commencement of the Phase III Studies.

         4.2. Other Payments. In consideration of all other licenses and
              --------------
rights granted by FemmePharma to KV and related obligations to be performed by FemmePharma hereunder and transfer of the ownership of the NDA by FemmePharma to KV, as contemplated under Section 2.2(c), KV agrees to pay
FemmePharma:

              (a) $2,000,000 upon submission of an NDA for the Initial Product to the FDA and the acceptance thereof for filing under FDA procedures.

              (b) $2,000,000 within 90 days after approval of the NDA and initial market introduction and sale of the Initial Product in the U.S. by KV (the "Initial Sale"). KV agrees to give FemmePharma written notice of the date of the Initial Sale (the "Initial Sale Date") promptly after the date thereof.

              (c) One year following the Initial Sale, $2,000,000 plus $500,000 if Net Sales of the Initial Product in the first Marketing Year exceed $25,000,000, an additional $500,000 if Net Sales of the Initial Product in the first Marketing Year exceed $50,000,000, and an additional

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

$500,000 if Net Sales of the Initial Product in the first Marketing Year exceed $75,000,000, provided KV continues to market the Initial Product in the Territory hereunder.

              (d) (i)   With respect to each Marketing Year during the
term of any of the Existing Patents with claims that cover the use, manufacture or sale of a Danazol Product hereunder:

              8% on all Net Sales of the Danazol Product up to and including $50,000,000,
              9% of Net Sales of the Danazol Product above $50,000,000 to and including $100,000,000, and
              10% of Net Sales of the Danazol Product which exceed
                  $100,000,000.

              Amounts payable by KV under subsections (c) and (d) shall
be calculated at the point of last sale by KV or its Affiliate and shall be payable in U.S. dollars, with the rate of exchange to be used in computing the amount due in satisfaction of the royalty payment obligations with respect to sales in countries other than the United States to be calculated by converting such other countries' currencies to U.S. dollars based on the mean exchange rate for the purchase of U.S. dollars with such currency, as published in The Wall Street Journal on the last business day of each
             -----------------------
calendar quarter for which any royalty payment is to be made by KV under this Agreement.

              In the event KV or its Affiliate sublicenses to an unaffiliated third party the right to sell any Danazol Product in the U.S. (or its territories or possessions (including Puerto Rico)), then for purposes of determining amounts payable to FemmePharma under this Agreement, sales by such sublicensee shall be treated as if they were sales by KV or an Affiliate of KV.

              In the event that KV or its Affiliate sublicenses to an unaffiliated third party the right to sell any Danazol Product in any country in the Territory other than the U.S. (or its territories or possessions (including Puerto Rico)), then in lieu of any other payments to FemmePharma hereunder with respect to sales by such sublicensee, KV shall pay FemmePharma:

                        (A) (x) 25% of any milestone and/or other non-royalty payments (excluding Danazol Product sales to such sublicensees) received from any such sublicensee in Canada or Mexico and

                            (y) 40% of any such milestone and/or other
non-royalty payments (excluding Danazol Product sales to such sublicensees) received from any such sublicensees in other countries in the Territory outside the United States, and

                        (B) 20% of any royalties received on Danazol Product sales by such sublicensees.

                  (ii) Amounts payable to FemmePharma by KV under subparagraph (i) shall be due and payable to FemmePharma within 30 days with respect to Net Sales of the Products in the U.S. and 45 days with respect to payments relating to portions of the Territory which are outside the U.S. after the end of each calendar quarter in which KV or any Affiliate of

KV has any sales of any Danazol Product, based on all sales of any Danazol Product during such quarter, or in which KV receives any such payments from a sublicensee. Each such payment shall be accompanied by an accounting of KV's and its Affiliates' sales and such other payments received for the quarter for which payment is to be made hereunder, and showing: (A) the gross sales of Danazol Product in each country in the Territory; (B) Net Sales of Danazol Product in each country in the Territory, (C) the royalties payable in United States Dollars in respect of such sales and the basis of calculating those royalties, (D) the exchange rates used in converting into United States Dollars from currencies in which sales were made, and payments due which are based on Net Sales, and (E) dispositions of Danazol Product other than pursuant to sale for cash.

              (e) If development costs reasonably incurred by FemmePharma in completing the Phase II Studies and Phase III Studies exceed $7,000,000 in the aggregate, then KV agrees that, upon the request of FemmePharma, KV will advance FemmePharma up to $500,000 to cover such increased costs, which amount shall be repaid to KV from future amounts thereafter payable by KV to FemmePharma under this Agreement, with each such future payment being reduced by 50% until the entire balance of such advanced amount has been so credited. If any additional development costs are reasonably incurred by FemmePharma, they will be shared equally by FemmePharma and KV, with any amount so contributed by KV being similarly treated as an advance and subject to similar repayment.

              (f) Upon the initial commercial introduction and sale of each separate Anti-infective Product (not, however, different strengths or put-ups of the same Anti-infective Product) by KV hereunder during the term of any of the Existing Patents with claims that cover the manufacture, use and sale of such Anti-infective Product hereunder, KV will pay FemmePharma the sum of $250,000; provided, however, that if the Danazol Product has previously been terminated from this Agreement, the amount to be paid by KV to FemmePharma shall be $250,000 as of the time of such initial commercial introduction and sale of an Anti-infective Product and $250,000 one year thereafter, provided KV is continuing to market the Anti-infective Product as of the time of such second payment.

              (g) (i)   During the term of any of the Existing Patents
with claims that cover the manufacture, use and sale of an Anti-infective Products hereunder, 2% on all Net Sales of the Anti-infective Product, calculated at the point of last sale by KV or its Affiliate and payable in U.S. dollars, with the rate of exchange to be used in computing the amount due in satisfaction of the royalty payment obligations with respect to sales in countries other than the United States to be calculated by converting such other countries' currencies to U.S. dollars based on the mean exchange rate for the purchase of U.S. dollars with such currency, as published in The Wall Street Journal on the last business day of each calendar quarter
-----------------------
for which any royalty payment is to be made by KV under this Agreement. In the event KV or its Affiliate sublicenses to an unaffiliated third party the right to sell any Anti-infective Product in the U.S. (or its territories or possessions (including Puerto Rico)), then for purposes of determining amounts payable to FemmePharma under this Agreement, sales by such sublicensee shall be treated as if they were sales by KV or an Affiliate of KV. In the event that KV or its Affiliate sublicenses to an unaffiliated third party the right to sell any Additional Product in any country other than the U.S. (or its territories or possessions (including Puerto Rico)), then in lieu of any other payments to FemmePharma hereunder with respect to sales of Anti-infective Products by

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

such sublicensee, KV shall pay FemmePharma: 20% of any milestone and/or other non-royalty payments (excluding Anti-infective Product sales to such sublicensees) and such sublicensee of any royalties, received on sales of Anti-infective Products by such sublicensees.

                  (ii) Amounts payable to FemmePharma by KV under subparagraph (g)(i) shall be due and payable to FemmePharma within 30 days with respect to Net Sales of the Products in the U.S. and 45 days with respect to payments relating to portions of the Territory which are outside the U.S. after the end of each calendar quarter in which KV or any Affiliate of KV has any sales of any Anti-infective Product, based on all sales of any Anti-infective Products during such quarter, or in which KV receives any such payments from a licensee or sublicensee. Each such payment shall be accompanied by an accounting of KV's and its Affiliates' sales of Anti-infective Products and such other payments received for the quarter for which payment is to be made hereunder, and showing: (A) the gross sales of each Anti-infective Product in each country in the Territory; (B) Net Sales of each Anti-infective Product in each country in the Territory, (C) the royalties payable in United States Dollars in respect of such sales and the basis of calculating those royalties, (D) the exchange rates used in converting into United States Dollars from currencies in which sales were made, and payments due which are based on Net Sales of Anti-infective Products, and (E) dispositions of Anti-infective Products other than pursuant to sale for cash.

         4.3. Books and Records. During the Term and for a period of three
              -----------------
years thereafter, KV and its Affiliates sublicensees shall keep complete and accurate records pertaining to the sale or other disposition of the KV Products in sufficient detail to permit FemmePharma to confirm the accuracy of all payments due from KV and its Affiliates, licensees and sublicensees hereunder. FemmePharma shall have the right to cause an independent, certified public accountant to audit such records to confirm Net Sales figures (of either Danazol Products and/or Anti-Infective Products) and royalty and milestone payments and other payments payable to FemmePharma; provided, however, that such auditor shall not disclose to FemmePharma any Confidential Information of KV, its Affiliates or sublicensees, except to the extent such disclosure is necessary to verify the amount of royalties and milestone payments and other payments due under this Agreement. Such audit right may be exercised once per year, within three years after the Marketing Year to which such records relate, upon reasonable advance notice to KV and during normal business hours. FemmePharma shall bear the full cost of such audit unless such audit discloses an underpayment of more than 5% in the total amount of royalties or milestones previously paid for such Marketing Year. In such case, KV shall bear the full cost of such audit. KV shall promptly remit to FemmePharma the amount of any underpayment disclosed in such audit. In addition, upon the written request of FemmePharma not more than once annually in connection with the audit of KV's financial statements for its March 31 fiscal year, KV shall cause its independent certified public accountants to confirm in writing to FemmePharma the accuracy of the calculations and payments of amounts owed and paid by KV to FemmePharma under this Agreement. The terms of this Section 4.3 shall survive any termination or expiration of this Agreement for a period of three years.

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5.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF FEMMEPHARMA.
         ---------------------------------------------------------

         FemmePharma hereby represents and warrants to and agrees with KV as follows:

         5.1. FemmePharma is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. FemmePharma has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of FemmePharma, and this Agreement has been duly executed and delivered and is a legal, valid and binding obligation of FemmePharma, enforceable against FemmePharma in accordance with its terms, except as such enforcement may be limited by applicable laws relating to creditors' rights or principles of equity affecting the availability of remedies.

         5.2. The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of FemmePharma or any agreement, document, instrument, indenture or other obligation of FemmePharma or to which it or its assets are subject.

         5.3. FemmePharma owns, and, subject to the terms and conditions of this Agreement, during the term of this Agreement will continue to own, the Patent Rights, the Trademark and the FemmePharma Technology, free and clear of all liens, charges, encumbrances and rights of third parties; provided, however, that the foregoing shall not prevent or restrict FemmePharma from licensing Patent Rights to Third Parties in arms length transactions in the ordinary course of its business. In the event the provisions of this Section
5.3 are violated by FemmePharma during the term of this Agreement, the Patent Assignment provided for under Section 2.8(a) shall automatically accelerate and become immediately effective as of the date of such violation by FemmePharma, and FemmePharma shall immediately take such steps as are necessary to complete the Patent Assignment.

         5.4. FemmePharma has the full right, power and authority to license all of the Patent Rights that are being licensed to KV under this Agreement.

         5.5. The FemmePharma Technology: (a) includes all Technology owned or controlled by FemmePharma that, to the knowledge of FemmePharma, is necessary for the completion, manufacture, use or sale of any KV Product,
(b) is the property of FemmePharma and (c) to the knowledge of FemmePharma, does not infringe upon the intellectual property rights of any other Person and no Person has alleged any such infringement.

         5.6. To the knowledge of FemmePharma, no other Person or product infringes upon any of the Patent Rights or the Trademark.

         5.7. To the knowledge of FemmePharma, the Patent Rights are enforceable and are not invalid.

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

         5.8. FemmePharma is not in default (nor has there transpired an event which with notice or the lapse of time or both would become a default) under any agreement, document, instrument, indenture or other obligation of FemmePharma which affects or could affect the KV Products, the FemmePharma Technology, the Trademark or the performance of this Agreement by FemmePharma.

         5.9. FemmePharma hereby grants KV and its sublicensees, subcontractors and assignees immunity from suit by FemmePharma and its Affiliates and licensors and other licensees for infringement by KV or any such sublicensee, subcontractor or assignee of any patents now or hereafter owned or licensed by FemmePharma relating to the use by KV or any such sublicensee, subcontractor or assignee, in accordance with the terms and subject to the conditions of this Agreement, of the FemmePharma Technology or Trademark for the purpose of, or otherwise for, the making, use, sale, offer for sale or importation of any KV Product.

         5.10. Gerianne DiPiano ("DiPiano") is the principal owner and officer of FemmePharma. FemmePharma has entered into an employment agreement with DiPiano, pursuant to which DiPiano has agreed that all present and future Patent Rights, FemmePharma Technology and the Trademark are owned, and all FemmePharma Improvements hereafter developed by DiPiano while DiPiano is an employee, officer, director or shareholder of FemmePharma will be owned, by FemmePharma during the Term.

         5.11. THE LIMITED WARRANTIES CONTAINED IN THIS SECTION 5 ARE THE SOLE WARRANTIES GIVEN BY FEMMEPHARMA AND ARE MADE EXPRESSLY IN LIEU OF AND EXCLUDE ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY FEMMEPHARMA. FEMMEPHARMA, ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL NOT BE LIABLE TO KV OR ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY (IF SUCH THIRD PARTY'S CLAIM RESULTS FROM KV'S OR ITS AFFILIATES' OR SUBLICENSEES' OR ITS AGENTS' ACTIVITIES) WITH RESPECT TO ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER FEMMEPHARMA SHALL BE ADVISED, SHALL HAVE REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES OR INJURY.

6.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF KV.
         ------------------------------------------------

         KV hereby represents and warrants to and agrees with FemmePharma as follows:

         6.1. KV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. KV has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of

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

KV, and this Agreement has been duly executed and delivered and is a legal, valid and binding obligation of KV, enforceable against KV in accordance with its terms, except as such enforcement may be limited by applicable laws relating to creditors' rights or principles of equity affecting the availability of remedies.

         6.2. The execution, delivery and performance of this Agreement do not and will not conflict with or contravene any provision of the charter documents or by-laws of KV or any agreement, document, instrument, indenture or other obligation of KV or to which it or its assets are subject.

         6.3. KV will manufacture or cause the manufacture of each KV Product in the United States in accordance with the requirements of the Act.

         6.4. KV is not in default (nor has there transpired an event which with notice or the lapse of time or both would become a default) under any agreement, document, instrument, indenture or other obligation of KV which affects or could affect the Product or the performance of this Agreement by KV.

7.       INTELLECTUAL PROPERTY; PATENT PROSECUTION.
         -----------------------------------------

         7.1.  Technology Delivery. Upon the execution of this Agreement and
               -------------------
as and when hereafter available to FemmePharma, FemmePharma shall make available to KV, for its use in accordance with the terms and conditions of this Agreement, the FemmePharma Technology, including the Patent Rights, and the Trademark, including, but not limited to, providing KV with copies of all test results and all relevant portions of laboratory notebooks, designs, Specifications, formulas, procedures, clinical and preclinical data, and other relevant information.

         7.2.  Patent Rights; Trademark. FemmePharma shall direct and cause
               ------------------------
appropriate patent applications to be prepared, prosecuted and maintained in the United States and the world, in a timely fashion, to protect and cover the KV Products, the FemmePharma Products and the FemmePharma Technology. The expenses of preparing, prosecuting and maintaining such patent applications and patents shall be paid by FemmePharma. Notwithstanding the foregoing, however, the expenses of preparing, prosecuting and maintaining patent applications and patents designated by KV outside the United States shall be paid by KV.

               Not less than 10 business days prior to the filing or other use thereof with a Third Party or the taking of any other action which may jeopardize the same, FemmePharma will provide KV with a copy of any such filing or other documents (and any supporting documentation) and with any amendment thereto or other modification thereof, all correspondence with the filing authority or other Person, and such other information as is applicable thereto and shall give KV the opportunity to review and comment thereon and to discuss the same with the appropriate persons within FemmePharma who are responsible therefor and with its counsel. FemmePharma agrees to cause the Patent Rights to be maintained and enforced and in full force and effect, without encumbrance (subject, however, to FemmePharma's rights under Section 2.1(b)), at all times, in each case including such foreign

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

jurisdictions in the Territory as are designated and paid for by KV in connection with the sale or anticipated sale of any KV Product, unless in FemmePharma's reasonable judgment and with the prior informed written consent of KV, KV's best interests would be served by not obtaining, maintaining or enforcing such patents. All patent applications and patents relating to FemmePharma Improvements shall be automatically incorporated in and become part of and covered by this Agreement.

               In the event that FemmePharma elects not to prepare, prosecute or maintain any patent applications or patents constituting the Patent Rights, including the Patent Rights covering the KV Products, FemmePharma Products or the FemmePharma Technology, FemmePharma shall promptly notify KV in sufficient time in advance to enable KV to do so without the loss of any rights thereunder, and KV shall have the right to prepare, prosecute and maintain any such applications or patents on behalf of and in the name of KV and FemmePharma, and may deduct the cost thereof from any amounts otherwise payable by KV to FemmePharma hereunder. KV's obligations under Section 2.8(b) of this Agreement shall not apply with respect to such applications or patents.

               All patent applications and patents relating to FemmePharma Improvements shall be automatically incorporated in and become part of and covered by this Agreement.

               FemmePharma has taken or promptly after the execution of this Agreement will take all steps necessary to register (to the extent registrable) or file applications for registration of the Trademark and during the Term will take all steps necessary to maintain all registrations for or comprising the Trademark in the Territory.

         7.3.  Cooperation. Each party agrees to cause each of its officers,
               -----------
employees and agents to take all actions and to execute, acknowledge and deliver all instruments or agreements reasonably requested by the other and necessary or desirable for the preparation, filing and prosecution of any Patent Rights under this Agreement and otherwise contemplated by Sections
7.1 and 7.2.

8.       TERM AND TERMINATION.
         --------------------

         8.1.  Term. This Agreement shall be effective as of the date hereof
               ----
and shall continue in full force and effect for the life of the Patent Rights unless and to the extent earlier terminated in accordance with or as contemplated by this Article 8 (the "Term").

         8.2.  Termination of License to Danazol Product. In the event KV
               -----------------------------------------
terminates this Agreement with respect to the Danazol Product under Section 2.2(a) or 2.2(b), the exclusive right, license and privilege to use the Patent Rights and FemmePharma Technology in the Territory to make, have made, import, use, offer for sale, sell, market, distribute, reproduce and otherwise exploit the Danazol Product under Section 2.1(a)(i) shall automatically terminate and be of no further force or effect under this Agreement and shall thereupon automatically and fully revert to and be owned by FemmePharma. Notwithstanding the foregoing, this Agreement shall thereafter remain in effect with respect to the Anti-infective Products.

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

         8.3.  Effect of Termination of Agreement. The expiration or
               ----------------------------------
termination of this Agreement shall not relieve the parties of any obligation accruing prior to or in connection with such expiration or termination or which, from the context of this Agreement, are intended to survive expiration or termination of this Agreement.

         8.4. Material Breach. Either party may terminate this Agreement
              ---------------
upon 15 days prior written notice to the other party upon the material breach by the other party of any of its obligations under this Agreement preceding the Initial Sale Date; provided, however, that such termination shall become effective only if the other party shall fail to remedy or cure the breach within such 15 day period. Either party may terminate this Agreement upon 120 days prior written notice to the other party upon the material breach by the other party of any of its obligations under this Agreement from or after the Initial Sale Date; provided, however, that such termination shall become effective only if the other party shall fail to remedy or cure the breach within such 120 day period. Notwithstanding the preceding sentence, if at any time from or after the Initial Sale Date KV has failed to pay FemmePharma any amount due hereunder on the date due and FemmePharma has reason to believe that insolvency, receivership or bankruptcy proceedings or other proceedings for the settlement of KV's debts are pending or imminent, then FemmePharma shall have the right to terminate this Agreement upon 10 days prior written notice to KV; provided, however, that such termination shall become effective only if KV shall fail to pay the amounts due within such 10 day period.

         8.5.  Bankruptcy of FemmePharma.
               -------------------------

               (a) KV shall have the right to terminate this Agreement immediately upon the occurrence of any of the following: (i) FemmePharma shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or FemmePharma shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against FemmePharma any case, proceeding or other action of a nature referred to in clause (i) above that (1) results in the entry of an order for relief of any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 60 days; (iii) there shall be commenced against FemmePharma any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) FemmePharma shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) FemmePharma shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

               (b) In the event that FemmePharma as a debtor in possession, or a trustee in bankruptcy under the U.S. Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy

Code"), rejects this Agreement or KV's right to continue the licenses under this Agreement, KV may elect to retain its license rights under this Agreement in accordance with Section 365(n) of the Bankruptcy Code, provided KV continues to meet its obligations under this Agreement and pays FemmePharma (or as otherwise directed by the Bankruptcy Court or provided under the Bankruptcy Code) the amounts payable by KV hereunder, minus any costs incurred by KV in connection with its performance of obligations required to be performed under this Agreement by FemmePharma and not performed by it. Thereafter, neither FemmePharma as debtor in possession, nor a trustee in bankruptcy, shall interfere with the license rights of KV to use the FemmePharma Technology under this Agreement.

9.       PATENT OR TRADEMARK INFRINGEMENT.
         --------------------------------

         9.1.  Notification of Infringement. FemmePharma and KV shall each
               ----------------------------
notify the other of any infringement known to it by any Person of any Patent Rights or the Trademark and shall provide the other with the available evidence, if any, of such infringement.

         9.2.  Enforcement of Patent Rights and Trademark. FemmePharma agrees
               ------------------------------------------
to enforce and defend the Patent Rights and the Trademark, as appropriate, against third parties, at its own expense. All amounts recovered in any action to enforce Patent Rights or the Trademark undertaken by FemmePharma, whether by judgment or settlement, shall be applied first to the repayment to FemmePharma of its expenses incurred in connection with prosecuting such action and thereafter shared by FemmePharma and KV as apportioned by the court or other body rendering judgment, or if no such allocation is made, in accordance with the interests of the parties; provided, however, that if the parties cannot agree on the allocation thereof, the allocation will be determined in accordance with the provisions of Section 13.2.

               However, if, within ninety (90) days after notice of infringement or thirty (30) days after notice of filing of a product approval application containing a certification under Section 505(j)(2)(A)(vii)(IV) or Section 505(b)(2)(A)(iv) of the Act, whichever is earlier, FemmePharma has not commenced action to enforce the Patent Rights or the Trademark or thereafter ceases to diligently pursue any such action, KV shall have the right, at its expense, to take appropriate action to enforce the Patent Rights or the Trademark. All amounts recovered in any action to enforce Patent Rights or the Trademark solely undertaken by KV at its expense, whether by judgment or settlement, shall be retained by KV.

               FemmePharma and KV shall fully cooperate with each other in any action to enforce any Patent Rights or the Trademark at their own expense. The parties shall keep each other informed of the status of any litigation or settlement thereof concerning Patent Rights; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.2 may be undertaken without the consent of the other party if such disposition would require the other party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other party's rights.

               In the event that neither FemmePharma nor KV takes action in respect to any such material infringement, the royalties payable by KV to FemmePharma under Section 4.2(d)(i) and 4.2(g) shall be reduced by one-half during any period that such infringement continues.

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

10.      ADVERSE DRUG EVENTS; REPORTING.
         ------------------------------

         10.1. (a) Each party shall promptly notify the other party of any significant event(s) that affects the marketing of the Product, including, but not limited to, adverse drug experiences and governmental inquiries, whether within or outside the Territory.

               (b) Serious adverse events for the Product (as defined in section 10.6) learned by FemmePharma shall be submitted to KV within two (2) working days but no more than four (4) calendar days from the receipt date of notice of any such event(s) by FemmePharma.

               (c) Non-serious adverse events for the Product (as defined in section 10.6) that are reported to FemmePharma shall be submitted to KV not more than 10 days from the date notice of any such event is received by FemmePharma; provided, however, that reasonable medical and scientific judgment shall be exercised by FemmePharma in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a serious adverse event outcome.

               (d) KV shall have the reporting responsibility for such events to applicable regulatory health authorities anywhere in the Territory.

         FemmePharma shall report all such adverse events involving the Product learned by it to:

               Vice President, Regulatory & Clinical Affairs
               KV Pharmaceutical Company
               2503 S. Hanley Road
               St. Louis, MO 63144

An FDA Form 3500A form or a form that contains the data elements of an FDA Form 3500A is recommended.

               (e) Serious adverse events concerning the Product learned by KV shall be reported by KV to FemmePharma at the time that KV reports such events to the FDA, but in no event more than four (4) calendar days from the receipt date of notice of any such event by KV. FemmePharma shall have the reporting responsibility for such events to applicable regulatory health authorities anywhere outside the Territory.

         KV shall report all such adverse events involving the Product learned by it to:

                  Chief Executive Officer
                  FemmePharma, Inc.
                  37 West Avenue
                  Suite 101
                  Wayne, Pennsylvania 19087

               (f) Non-serious adverse events concerning the Product learned by KV shall be submitted to FemmePharma not more than 10 days from the date notice of any such event is received by KV; provided, however, that reasonable medical and scientific judgment shall be exercised by KV in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a serious adverse event outcome.

         10.2. Each Party shall promptly notify the other Party in writing of any order, request or directive of a court or other governmental authority to recall or withdraw the Product in any jurisdiction. KV shall be responsible for any recall or withdrawal of the Product in the Territory and shall pay the cost of any recall or withdrawal of any Product required as a result of the manufacture of the Product by KV, serious or non-serious adverse events not caused by improper manufacture or handling by FemmePharma or for which KV is otherwise responsible. The cost of any other recall or withdrawal shall be borne by the responsible party or by both parties in accordance with its or their relative responsibility therefor.

         10.3. Upon being contacted by the FDA or any other governmental authority inside or outside the Territory for any regulatory purpose pertaining to this Agreement or to the Product, FemmePharma shall, if not prohibited by applicable law, immediately notify KV and will not respond to the agency until consulting with KV, to the maximum feasible extent; provided, however, that the foregoing shall not be construed to prevent FemmePharma in any way from complying with applicable law, and FemmePharma may permit unannounced FDA or similar inspections authorized by law and respond to any agency request to the extent necessary to comply with its obligations under applicable law. FemmePharma, or its designee, may, at its own expense, with prior reasonable notice and during regular business hours, visit and inspect the facilities used by KV to manufacture the Product to review the Product related records and the facilities.

         10.4. FemmePharma shall inform KV's Vice President, Quality Assurance/Quality Control, of any Product Quality Complaint received within two (2) working days but no more than four (4) calendar days from the receipt date by FemmePharma. A Product Quality Complaint is defined as any complaint that questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or any complaint that concerns any incident that causes the Product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the Specifications therefor. Such information shall be sent to the same address as set forth in Section 10.1(d) above.

         10.5. KV shall handle all medical inquiries concerning the Product. FemmePharma shall refer all routine medical information requests in writing to:

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

               KV Pharmaceutical Company
               2503 S. Hanley Road
               St. Louis, MO 63144
               Attention:  Vice President, Scientific Affairs

Urgent medical information requests shall be referred by telephone to:

               Vice President, Scientific Affairs
               KV Pharmaceutical Company
               314-645-6600

         10.6. A "serious adverse event" for the Product is defined as any untoward medical occurrence that at any dose of the Product: (i) results in death; (ii) is life-threatening; (iii) requires inpatient hospitalization or prolongation of existing hospitalization; (iv) results in persistent or significant disability/incapacity; (v) is a congenital anomaly/birth defect;
(vi) results in drug dependency or drug abuse; (vii) is cancer, (viii) is an overdose, or (ix) is otherwise considered a serious adverse drug experience under the definition in FDA regulations at 21 CFR section 314.80(a). A "nonserious adverse event" is defined as any adverse event for the Product which is not a "serious adverse event", as defined in the preceding sentence.

11.      INDEMNIFICATION.
         ---------------

         11.1. KV Right to Indemnification. FemmePharma shall indemnify the
               ---------------------------
KV Indemnitees, pay on demand and protect, defend, save and hold harmless each KV Indemnitee from and against any and all Claims incurred by or asserted against any KV Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, product liability, violation of government regulation or infringement of patent, trademark or other proprietary rights and unfair competition claims, arising from or occurring as a result of: (a) the use of the FemmePharma Technology, the Trademark or any KV Improvement by FemmePharma or any Affiliate, licensee (other than KV and its Affiliates, sublicensees and assignees), sublicensee or agent thereof, or (b) any breach of or misrepresentation under this Agreement by FemmePharma, except in any case to the extent such Claims are based upon the breach of this Agreement, illegal acts, willful misconduct or gross negligence of KV. KV shall promptly notify FemmePharma of any Claim with respect to which KV is seeking indemnification hereunder, upon becoming aware thereof, and permit FemmePharma at FemmePharma's cost to defend against such Claim and shall cooperate in the defense thereof. Neither FemmePharma nor KV shall enter into, or permit, any settlement of any such Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. KV may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of FemmePharma and will cooperate with FemmePharma in the disposition of any such matter. If FemmePharma shall not defend any such Claim, KV shall have the right to defend the Claim itself and recover from FemmePharma all reasonable attorneys' fees and costs incurred by it during the course of such defense.

         11.2. FemmePharma Right to Indemnification. KV shall indemnify the
               ------------------------------------
FemmePharma Indemnitees, pay on demand and protect, defend, save and hold harmless each FemmePharma

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

Indemnitee from and against any and all Claims incurred by or asserted against any FemmePharma Indemnitee of whatever kind or nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, product liability, violation of government regulation or infringement of patent, trademark or other proprietary rights and unfair competition claims, arising from or occurring as a result of: (a) the use of the FemmePharma Technology, the Trademark or any KV Improvement by KV or any Affiliate, licensee, sublicensee or agent thereof, or (b) any breach of or misrepresentation under this Agreement by KV, except in any case to the extent such Claims are based upon the breach of this Agreement, illegal acts, willful misconduct or gross negligence of FemmePharma. FemmePharma shall promptly notify KV of any Claim with respect to which FemmePharma is seeking indemnification hereunder upon becoming aware thereof, and permit KV at KV's cost to defend against such Claim and shall cooperate in the defense thereof. Neither FemmePharma nor KV shall enter into, or permit, any settlement of any such Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. FemmePharma may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of KV and will cooperate with KV in the disposition of any such matter. If KV shall not defend such Claim, FemmePharma shall have the right to defend any such Claim itself and recover from KV all reasonable attorneys' fees and costs incurred by it during the course of such defense.

12.      CONFIDENTIALITY.
         ---------------

         12.1. Both KV and FemmePharma recognize that information heretofore or hereafter disclosed orally or in writing or in tangible or intangible form and information developed under this Agreement will be of proprietary value to each party, and thus is to be considered confidential ("Confidential Information"). Each party agrees not to disclose the Confidential Information of the other party to others, except to its officers, employees, agents, representatives and consultants for the specific purpose of fulfilling such party's obligations hereunder who reasonably require the same for the purpose hereof and who are bound to treat such information as confidential by a like obligation of confidentiality which extends to the benefit of the other party hereto, and otherwise as necessary or desirable to the performance of this Agreement, without the express written permission of the other party, except that neither party shall be prevented from disclosing that portion of the Confidential Information received from the other which is at the time of receipt or later becomes publicly known without breach of its obligations hereunder by the receiving party.

         12.2. Anything to the contrary in this section notwithstanding, FemmePharma or KV shall be permitted to disclose, on a confidential basis to the extent possible, Confidential Information of the other party received hereunder to regulatory agencies in support of applications to manufacture, use, sell or import any KV Product or FemmePharma Product or (pursuant to obligations of confidentiality comparable to those contained herein) to clinicians or others in connection with the completion of clinical studies or the filing of such applications, or otherwise as reasonably necessary for purposes of the manufacture, import, use and sale of any KV Product or FemmePharma Product under this Agreement or as required by law.

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         12.3. Notwithstanding anything to the contrary herein, KV shall be permitted to disclose, on a confidential basis, Confidential Information received hereunder to Affiliates, licensees, sublicensees, suppliers and subcontractors who become assignees of some or all of KV's manufacturing and/or marketing rights or obligations under this Agreement and to regulatory authorities.

         12.4. FemmePharma and KV shall cooperate in good faith with one another with respect to the preparation and issuance of any press release with regard to the execution of this Agreement at such time and in such form and substance as is agreed upon by the parties, which shall not require the parties to issue a press release, except as may be required by law. Notwithstanding the foregoing, the existence, nature and content of this Agreement and the transactions contemplated hereby shall be considered the Confidential Information of each party and shall be disclosed only as contemplated in this Article 12.

         12.5. In furtherance of this Agreement, it is expected that KV and FemmePharma may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential and that they are made in connection with the shared community of legal interests existing between FemmePharma and KV, including the community of legal interests in avoiding any infringement of any valid, enforceable patents.

         12.6. Each of the parties to this Agreement acknowledges and agrees that any breach by either of them of this Article 12 shall cause the other party irreparable harm which may not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach of a provision of this Article 12 by either party, the other party shall be entitled to the remedies of specific performance, injunction or other preliminary or equitable relief, in addition to such other rights and remedies as may be available to the party for any such breach or threatened breach, including but not limited to, the recovery of money damages.

         12.7. The provisions of this Article 12 will survive the expiration or termination of this Agreement for a period of five years.

13.      APPLICABLE LAW AND DISPUTE RESOLUTION.
         -------------------------------------

         13.1. Applicable Law. This Agreement shall be governed by and
               --------------
construed under the laws of the State of Delaware (regardless of the choice of law principles of Delaware or any other jurisdiction).

         13.2. Dispute Resolution.
               ------------------

               (a) FemmePharma and KV recognize that disputes as to certain matters may from time to time arise which relate to either party's rights or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this

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objective, the parties agree to follow the procedures set forth in this
Section 13.2 if and when such a dispute arises between them.

               (b) If any dispute arises between the parties relating to the interpretation, breach or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within thirty (30) days of a written request by either party to the other party, the parties agree to hold a meeting, attended by the Chief Executive Officer or President of each party (or other senior executive appointed by either of them), to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within sixty (60) days after such written request, the parties have not succeeded in negotiating a resolution of the dispute, the dispute shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") relating to voluntary major commercial arbitrations. Each party consents to the jurisdiction and administration of the AAA for purposes of the arbitration proceedings contemplated hereby. The arbitration proceedings shall be held in Philadelphia, Pennsylvania, if initiated by KV, and in St. Louis, Missouri, if initiated by FemmePharma. Each party hereby expressly waives any right to object to such jurisdiction on the basis of venue or forum non conveniens. One arbitrator shall be selected by FemmePharma, one arbitrator shall be selected by KV, and the third arbitrator shall be chosen by the first two arbitrators chosen or, if they fail to do so within ten (10) business days of their appointment, shall be appointed by the AAA at the request of either party. The arbitrators shall be independent and disinterested third parties, knowledgeable in the subject matter at issue in the dispute. The arbitration shall be conducted in accordance with the following time schedule unless otherwise mutually agreed to in writing by the parties: (i) the parties to the arbitration proceeding shall each appoint their respective arbitrator within fifteen (15) business days after the date the dispute is submitted to arbitration; (ii) within ten (10) business days thereafter, such arbitrators shall appoint the third arbitrator (who shall chair the arbitration panel) or, if they fail to do so, the third arbitrator shall be appointed by the AAA upon the request of either party; (iii) within fifteen (15) business days after the appointment of the third arbitrator (the "Document Production Period"), each party to the arbitration proceeding shall provide all documents, records and supporting information it believes to be necessary to resolve the dispute;
(iv) if requested by either party during the Document Production Period, a hearing (the "Hearing") will be held by the arbitrators as promptly as practicable at such dates and times as shall be established by the arbitrators, in accordance with the Hearing Procedures provided below.

               (c) The "Hearing Procedures" to be followed in the event a Hearing is held shall be as follows:

                   (i) Briefs may be submitted by the parties prior to the Hearing, setting forth their position in regard to the matters to be considered by the arbitrators.

                   (ii) Interrogatories and requests for admissions or production of documents may be submitted by either party to the other and, subject to the jurisdiction of the arbitrators, shall be responded to by the other party. Each party shall have the right to request the arbitrators to issue subpoenas for documents in accordance with the Rules.

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                   (iii) A list of proposed witnesses to be presented by
each party shall be delivered by it to the other party not less than twenty
(20) business days prior to the commencement date set for the hearing by the arbitrators, and depositions of any such proposed witnesses of a party may be taken by the other party during the twenty (20) business day period, and the party proposing any witness shall assure the reasonable availability of each of its witnesses to the other party for deposition during such twenty
(20) business day period.

                   (iv) Each party shall be entitled, but not required, to make an opening statement at the Hearing, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument.

                   (v) The party requesting the Hearing shall begin the Hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the other party. The responding party, if it chooses to make an opening statement, also shall address issues raised by the parties. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence. Except for one representative of each party who shall be entitled to be present at all proceedings or when testifying, witnesses shall be excluded from the Hearing until closing arguments.

               (d) Within ten (10) business days following the completion of the Hearing, each party may submit to the arbitrators and the other party a post-hearing brief in support of its proposed rulings and remedies; provided, however, that such briefs shall not contain any new evidence.

               (e) The arbitrators shall rule on each of the disputed issues within fifteen (15) business days after the end of the Document Production Period or, if a Hearing is held, the date the Hearing is concluded. The decision of a majority of the arbitrators shall be final and binding on the parties. The arbitrators shall prepare and deliver to the parties a written, reasoned opinion conferring their decision. Except as provided in Section 16.3, the arbitrators shall not be entitled to modify this Agreement or the transactions contemplated hereby.

               (f) Each of the parties shall initially pay its own expenses. The fees of arbitrators, expenses of a court reporter and hearing room, and the reasonable legal fees and expenses of the prevailing party (including expert witness fees and expenses) shall be paid as follows:

                   (i) If the arbitrators rule in favor of one party on all disputed issues, the losing party shall pay all of such fees and expenses.

                   (ii)  If the arbitrators rule in favor of one
party on some issues and the other party on other issues, the arbitrators shall issue with their rulings a written determination as to how the fees and expenses shall be allocated between the parties. The arbitrators shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the proceedings, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

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

               (g) The rulings of the arbitrators and allocation of fees and expenses shall be binding, non-reviewable and non-appealable, and may be entered as a final judgment in any court having jurisdiction and shall be enforceable under the Federal Arbitration Act. Except as provided in this
Section 13.2 or as required by law, the existence of the dispute, any settlement negotiations, the Hearing or other proceedings, any submissions (including exhibits, testimony, proposed rulings and briefs), and the rulings of the arbitrators shall be deemed Confidential Information of each party and shall not be disclosed by the other party or other participants therein, except as required or permitted under the provisions of Article 12.

               (h) Notwithstanding the provisions of this Section 13.2, any party may apply to a court of competent jurisdiction for an order in the nature of a temporary restraining order or preliminary injunction for purposes of maintaining the status quo pending the final resolution of any dispute pursuant to the dispute resolution procedures provided herein.

14.      NOTICE.
         ------

         14.1. All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first class postage prepaid, Express, registered or certified mail, or sent by prepaid next business day courier:

               (a) If to FemmePharma at the address set forth for FemmePharma at the beginning of this Agreement;

               (b) If to KV at the address set forth for KV at the beginning of this Agreement;

or such other address as to which FemmePharma or KV shall have specified by written notice to the other in accordance with this Section 14.1; and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given when delivered, if delivered personally, or, if sent by mail, at the earlier of their receipt or 72 hours after the same have been deposited in the United States Mail, addressed and postage prepaid as aforesaid, or if sent by prepaid next business day courier on the business day following delivery thereof to the courier.

15.      FORCE MAJEURE.
         -------------

         15.1. Neither party shall be responsible for delay or failure in performance of any of the obligations imposed upon it by this Agreement occasioned by fire, flood, explosion, lightning, windstorm, earthquake, failure of machinery or equipment or supply of materials or utilities, court order or governmental interference, civil commotion, riot, war, labor disturbances, transportation difficulties, labor shortage or by any cause of like or unlike nature beyond the control of such party, whether or not foreseeable; provided, however, that the provisions of this Section shall not affect the obligation to pay money which is due and payable under this Agreement.

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16.      MISCELLANEOUS PROVISIONS.
         ------------------------

         16.1. Non-Competition. FemmePharma agrees that during the term of
               ---------------
this Agreement and for three (3) years after the termination of this Agreement, neither FemmePharma nor its Affiliates shall: (i) manufacture, offer for sale, sell or distribute or assist or enable any Third Party to manufacture, offer for sale, sell of distribute any KV Product in the Territory, or (ii) license, directly or indirectly, any KV Product in the Territory; provided, however, that the provisions of this Section 16.1 shall be inapplicable with respect to the Danazol Product if the Danazol Product is terminated from this Agreement under Section 2.2(a) or 2.2(b) or this Agreement is terminated by FemmePharma under Section 8.4.

         16.2. Further Assurances. Each of FemmePharma and KV agrees to duly
               ------------------
execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

         16.3. Entire Agreement; Amendment. Together with the CDA, this
               ---------------------------
Agreement, including the Appendices hereto, which are incorporated herein as if set forth in their entirety at the point of reference thereto, constitutes the entire understanding between the parties with respect to any Product or Additional Product and the FemmePharma Technology and the Trademark and supersedes all prior contracts, agreements and understandings (with the exception of the CDA) related to the same subject matter between the parties. No change or modification of any of the provisions hereof shall be effective unless in writing and signed by a duly authorized officer of each of the parties.

         16.4. No Strict Construction; Legality; Severability. This
               ----------------------------------------------
Agreement has been prepared jointly and shall not be strictly construed against either party. Should any one or more of the provisions of this Agreement be determined by a judicial or administrative authority having jurisdiction thereof to be illegal or unenforceable, such illegal or unenforceable provisions shall be so modified by the authority making such determination, if and to the extent possible, so as to give effect to the intentions of the parties expressed herein, and all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

         16.5. No Waiver. No failure or delay of any party hereto in
               ---------
exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         16.6. Cumulative Effect. The rights and remedies herein provided
               -----------------
shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.

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         16.7.  No Agency. Nothing herein contained shall be deemed to create
                ---------
an agency, joint venture, amalgamation, partnership or similar relationship between FemmePharma and KV. Notwithstanding any of the provisions of this Agreement, neither party shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one party in connection with or relating to the development, manufacture or sale of Products shall be undertaken, incurred or paid exclusively by that party, and not as an agent or representative of the other party.

         16.8.  Headings. The Section headings are for convenience only and
                --------
will not be deemed to affect in any way the language of the provisions to which they refer.

         16.9.  Counterparts/Facsimile Signatures. This Agreement may be
                ---------------------------------
executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Facsimile signatures shall be as effective as original signatures.

         16.10. Copies. Copies of this Agreement which are true copies of
                ------
the original and are manually signed by the parties shall be deemed duplicate originals.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first set forth herein.

FEMMEPHARMA, INC.                           KV PHARMACEUTICAL COMPANY


By: /s/ Gerianne DiPiano                    By: /s/ Alan G. Johnson
   ----------------------------------          ----------------------------
      Gerianne DiPiano, President                 Alan G. Johnson,
                                                  Senior Vice President


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